Exhibit (99)

Contacts:	Dustee Jenkins, Target Public Relations, (612) 696-3400
John Hulbert, Target Investor Relations, (612) 761-6627

Monica C. Lozano Named to Target Corporation’s Board of Directors

MINNEAPOLIS (March 9, 2016)—Target Corporation (NYSE: TGT) announced today its board of directors elected Monica C. Lozano as a new director, effective immediately. Ms. Lozano is the former CEO of ImpreMedia, one of the largest media companies serving Hispanic communities in the U.S.

Ms. Lozano, 59, spent four years as CEO of ImpreMedia where she led the transformation of the business into a fully integrated multimedia content company. Previously, Ms. Lozano was Publisher and CEO of La Opinión, the largest Hispanic newspaper in the country, where she began her career in 1985. Under her leadership, the company expanded into new markets and pursued product extensions.

Ms. Lozano has more than 15 years of public board experience and has committed much of her time to non-profit organizations, including serving in leadership roles with the National Council of La Raza. She also served as a member of President Obama’s Council on Jobs and Competitiveness as well as the President’s Economic Recovery Advisory Board.

“Monica is a highly influential, accomplished business leader who will bring more than 30 years of experience to Target’s board of directors. We will benefit greatly from her deep Hispanic insights and expertise as we drive Target’s strategic roadmap forward,” said Brian Cornell, chairman and CEO of Target.

About Target

Minneapolis-based Target Corporation (NYSE: TGT) serves guests at 1,793 stores and at Target.com. Since 1946, Target has given 5 percent of its profit to communities, which today equals more than $4 million a week. For more information, visit Target.com/Pressroom. For a behind-the-scenes look at Target, visit Target.com/abullseyeview or follow @TargetNews on Twitter.

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